UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 10, 2017

Kite Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36508	27-1524986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2225 Colorado Avenue Santa Monica, California		90404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 824-9999

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2017, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Kite Pharma, Inc. (“Kite”) considered a milestone achievement award for Arie Belldegrun, M.D., FACS, President and Chief Executive Officer, Cynthia M. Butitta, Chief Operating Officer, David Chang, M.D., Chief Medical Officer and Executive Vice President of Research and Development, Helen Kim, Executive Vice President of Business Development, Paul Jenkinson, Chief Financial Officer, and Jeff Wiezorek, M.D., Senior Vice President of Clinical Development.

The Committee desired to recognize Kite’s executive officers’ achievements, increase retention incentives and motivate the executive officers for outstanding future performance, particularly to recognize the submission of Kite’s Biologics License Application to the U.S. Food and Drug Administration (“FDA”) for the accelerated approval of axicabtagene ciloleucel, and to obtain approval for axicabtagene ciloleucel. As a result, the Committee approved the grant of restricted stock units (“RSUs”) with 100% vesting upon FDA approval of axicabtagene ciloleucel in the amount of (1) 15,000 RSUs to Dr. Chang, (2) 10,000 RSUs to Dr. Wiezorek, (3) 8,000 RSUs to Ms. Butitta, (4) 6,000 RSUs to Ms. Kim and (5) 2,500 RSUs to Mr. Jenkinson.

In addition, the Committee recommended to the Board that Dr. Belldegrun receive 100,000 RSUs with 50% vesting upon FDA approval of axicabtagene ciloleucel and 50% vesting on the one year anniversary of such approval. On April 10, 2017, the Board approved the proposed grant to Dr. Belldegrun.

The RSUs granted to the Kite executive officers will be issued pursuant to Kite’s 2014 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2017	KITE PHARMA, INC. (Registrant)

	By:	/s/ Paul Jenkinson
	Name:	Paul Jenkinson
	Title:	Chief Financial Officer